UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: APRIL 26, 2005

(DATE OF EARLIEST EVENT REPORTED: APRIL 20, 2005)

MTC TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-49890	02-0593816
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

4032 Linden Avenue, Dayton, Ohio	45432
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (937) 252-9199

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of MTC Technologies, Inc., a Delaware corporation (the “Company”), established the base compensation for the Chairman of the Board to be $300,000 per year. The Compensation Committee established for each of the other non-employee directors a base compensation of $25,000 per year plus the grant of an option to purchase 2,000 shares of the Company’s stock, with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All non-employee directors may make an annual election to receive all or a portion of their base compensation in the form of restricted share units equal in value to 1.5 times the compensation they elect to receive in restricted share units.

The Compensation Committee also established the following fees for non-employee directors other than the Chairman of the Board: an additional annual cash retainer of $4,500 for the Chairman of the Audit Review Committee and the Chairman of the Compensation Committee; an additional annual cash retainer of $2,500 for the Chairman of the Nominations Committee; a meeting fee of $1,000 for attending a Board meeting or committee meeting that does not take place on the same date as one of the quarterly Board meetings; a meeting fee of $2,500 for attendance at a Board of Directors’ retreat (in lieu of all meeting fees for Board and committee meetings held during the retreat); and a fee of $500 per one-half day for duties assigned by Company management, that are outside normal duties as directors.

The new compensation arrangements for the non-employee directors became effective on April 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2005

MTC TECHNOLOGIES, INC.

/s/ Michael Gearhardt
Michael Gearhardt
Chief Financial Officer